EXHIBIT 10.1

CERIDIAN CORPORATION

Non-Employee Director Compensation Program Summary

(Effective January 1, 2006)

Annual Retainer	$65,000

Committee Chair Retainer (Audit)	$15,000

Committee Chair Retainer (Other)	$10,000

Annual Stock Option Grant	8,000 shares

New Director Restricted Stock Grant	$150,000 value

A.                                   Annual Retainer and Committee Chair Retainer.

The annual retainer for each non-employee director of Ceridian Corporation (the “Company”) will be $65,000.  In addition, the chair of the Audit Committee will receive an annual retainer of $15,000; the chair of the Compensation & Human Resources Committee and the chair of the Nominating & Corporate Governance Committee who also serves as Lead Director will each receive an annual chair retainer of $10,000.  Each director will be requested to make an election prior to the beginning of the year to receive the annual retainer and any committee chair retainer in cash, restricted stock, deferred stock, or deferred cash.  However, at least 50% of the annual retainer must be in the form of restricted stock, deferred stock, or a combination of the two.  Absent an election, the default election is for the annual retainer to be paid 50% cash and 50% restricted stock and for any Committee chair retainer to be paid 100% in cash.  The cash portion of the annual and/or chair retainer is paid quarterly.  Restricted stock is granted and/or credits to a director’s deferred stock account (“Deferred Stock”) are made on the first trading day of the year by dividing the cash equivalent value by the average closing price of a share of common stock for the last ten trading days of the immediately preceding calendar year, rounding to the nearest whole share.  A pro rata portion of the restricted stock or Deferred Stock generally will be forfeited if the director ceases to be a director of the Company during the year.  A director is restricted from selling, assigning or otherwise disposing of or encumbering the shares of restricted stock or Deferred Stock units until the director leaves the Board of Directors of the Company (the “Board”).

B.                                     Annual Stock Option Grant.

On the date of re-election to the Board at the Company’s annual stockholder’s meeting, each non-employee director will be granted a non-qualified stock option to purchase 8,000 shares of common stock of the Company (“Common Stock”).  The exercise price of such option will be equal to the fair market value of one share of Common Stock on the date of grant.  The option becomes exercisable one-third on each grant date anniversary and expires five years from the date of grant.

C.                                     New Director Restricted Stock Grant.

Each newly elected or appointed non-employee director will receive a one-time award of restricted stock on the date of such director’s election or appointment to the Board.  The number of shares of restricted stock is determined by dividing $150,000 by the average closing price of Common Stock for the ten trading days prior to the effective date of the director’s election or appointment to the Board, rounded to the nearest 100 shares.  Twenty percent of the restricted shares vest each year on the anniversary of the date of grant.  The shares may not be sold, assigned or otherwise transferred, or subjected to any lien, either voluntarily or involuntarily, by operation of law or otherwise, before they vest.